Exhibit 10.8

Novation Agreement

This Novation, dated as of the Effective Date, is entered into by and among Chelexa BioSciences, Inc., having an address at 181 Market Street, Unit 20, Lowell, MA 01852 (the “Assignor”) and Hoth Therapeutics, Inc., having an address at 1 Rockefeller Plaza, Suite 1039, New York, New York 10020 (the “Assignee”), and The University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code, having an address at 51 Goodman Dr., Suite 240, Cincinnati, OH 45221-0829 (“UC”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Assignment Agreement to which this Novation is attached and therein incorporated.

1. Assigned Contract: Assignor and Non-Assigning Party are parties to the UC Agreement (attached to the Assignment Agreement as Exhibit A).

2. Novation: The parties hereto agree that with respect to the UC Agreement, Assignee shall be substituted for Assignor. As such, Assignee shall acquire all of the rights and obligations of Assignor as set forth therein as of the Effective Date.

3. Consideration: The transfer of rights and delegation of duties as set forth above shall serve as each party’s respective consideration to the other party.

4. Release: Despite anything set forth to the contrary in the UC Agreement, and subject to the terms hereof and the terms of the Assignment and Assumption Agreement, Assignee fully releases and forever discharges Assignor, along with Assignor’s employees, agents, officers, directors, shareholders, affiliates, and representatives (collectively, the “Released Parties”) from (i) Assignor’s performance obligations as set forth in the UC Agreement accruing on or after the Effective Date; and (ii) all claims, threatened claims, suits, debts, expenses, costs, deficiencies, damages, or demands that UC may have against any of the Released Parties to the extent arising out of the non-fulfillment of performance obligations set forth in the UC Agreement on or after the Effective Date. Without limitation on the foregoing, this release shall in no way affect the obligations required to be performed under the UC Agreement before the Effective Date.

5. Acknowledgement by UC: UC acknowledges and agrees that Assignee is Assignor’s successor-in-interest in and to the UC Agreement. As such, Assignee is entitled to all right, title and interest of Assignor in and to the UC Agreement existing on or after the Effective Date. Assignee and UC shall be fully bound by the terms of the UC Agreement as if the Assignee were named as a party thereto.

Signatures to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Novation Agreement to be executed as of the Effective Date.

ASSIGNOR:
Chelexa BioSciences, Inc.

By:	/s/ Kenneth L. Rice Jr.
Print Name:	Kenneth L. Rice Jr.
Title:	Chief Executive Officer

ASSIGNEE:
Hoth Therapeutics, Inc.

By:	/s/ Robb Knie
Print Name:	Robb Knie
Title:	Chief Executive Officer

NON-ASSIGNING PARTY:

The University of Cincinnati, a state institution of higher education organized under Section 3361 of the Ohio Revised Code

By:	/s/ Geoffrey Pinski
Print Name:	Geoffrey Pinski
Title:	Asst. VP, Tech Transfer